Exhibit 99.1

Corporate News Release
Celanese Corporation Reports Record First Quarter Results;
Increases Outlook for 2008
     First quarter highlights:
•	Net sales increased 19% to $1,846 million from prior year

•	Operating profit increased to $234 million

•	Net earnings decreased to $145 million from $201 million in prior year

•	Operating EBITDA increased 21% to $381 million

•	Diluted EPS — continuing operations increased to $0.87 from $0.70 in prior year

•	Adjusted EPS increased to $1.06 from $0.77 in prior year

•	2008 adjusted earnings per share outlook raised to between $3.60 and $3.85 from previous guidance of between $3.40 and $3.70

	Three Months Ended
	March 31,
(in $ millions, except per share data)	2008	2007
Net sales	1,846	1,555
Operating profit	234	206
Net earnings	145	201
Operating EBITDA[1]	381	315
Diluted EPS — continuing operations	$0.87	$0.70
Diluted EPS — Total	$0.87	$1.15
Adjusted EPS [1]	$1.06	$0.77

[1]	Non-U.S. GAAP measures. See reconciliation in tables 1 and 6.
Dallas, April 21, 2008: Celanese Corporation (NYSE: CE) today reported record net sales of $1,846 million, a 19 percent increase from the prior year period, primarily due to higher pricing on continued strong demand in its acetyl intermediates and downstream businesses, favorable currency impacts associated with the company’s global presence, and increased volumes related to growth in Asia. Operating profit rose to $234 million from $206 million, as the increased sales more than offset higher raw material and energy costs and spending primarily associated with the company’s expansion in China. Net earnings were $145 million compared with $201 million in the prior year period. The prior year’s net earnings included $79 million of earnings from discontinued operations related to the company’s divestiture of its oxo alcohol business and the closure of its Edmonton methanol facility during 2007.

Adjusted earnings per share for the first quarter were a record $1.06 compared with $0.77 in the same period last year. The results excluded $22 million of pre-tax expenses primarily associated with the company’s ongoing restructuring efforts. The current period’s results also included a $0.04 per share net benefit related to the company’s share repurchases executed in the last year. Operating EBITDA was $381 million versus $315 million in the prior year period, also record performance for the company.
“Our first quarter performance illustrates the strength of our integrated business model, our solid operating fundamentals, and our clear focus on growth and value creation,” said David Weidman, chairman and chief executive officer. “Despite ongoing sluggish demand in certain North American consumer segments and high raw material and energy costs across our businesses, Celanese delivered record results.”
Recent Highlights
•	Remains on track to commence additional operations at its Nanjing, China, integrated chemical complex with four previously announced units to begin production within the next year.

•	Opened a customer application development center in Shanghai, China, to support growth in the region for Ticona’s engineering polymers business.

•	The Celanese board of directors authorized the company to repurchase up to $400 million of its Series A common stock. During the quarter, the company repurchased $60 million of its outstanding common shares.

•	Upgraded by Moody’s Investors Service with a positive outlook and corporate credit rating of ‘Ba2’ from ‘Ba3.’
First Quarter Segment Overview
Advanced Engineered Materials
Advanced Engineered Materials continued to experience strong growth, particularly in Asia and non-transportation applications, with the successful implementation of new product solutions. Net sales increased to $294 million from $262 million in the same period last year, due to higher volumes and positive currency impacts. The increase was partially offset by lower average pricing primarily due to product and geographic mix. Operating profit decreased to $30 million from $36 million in the same period last year as the increased volume was offset by continued high petroleum-based raw material and energy costs, as well as increased investment in Ticona’s growth strategy in China. Operating EBITDA decreased to $60 million from $67 million in the prior year period, primarily due to higher raw material and energy costs and lower earnings from its equity affiliates.
Consumer Specialties
Consumer Specialties continued to execute its strategy to provide higher, sustainable earnings. Net sales increased five percent to $282 million compared with the same period last year, driven by higher pricing on continued strong demand, sales from the Acetate Products Limited (APL) acquisition, which was completed in 2007, and positive currency impacts. The increase was partially offset by lower acetate flake volumes resulting from the company’s strategic decision to shift flake production to its China ventures. Operating profit was $50 million, $2 million higher than the prior year period’s results, as the company continued to drive cost synergies from the APL acquisition. Operating EBITDA increased to $65 million from $60 million in the same period last year as the higher pricing and lower manufacturing costs offset significantly higher energy and raw material costs.
Industrial Specialties
Revitalization of the Industrial Specialties businesses is underway and delivering improved results. Net sales increased to $365 million from $346 million in the same period last year, primarily driven by higher pricing on continued strong demand and favorable currency impacts. The increase was partially offset by lower volumes primarily related to continued softness in North American housing and construction segments, elevated European demand levels in 2007 prior to a German tax law change, and a strategic focus on higher value-added applications. Operating profit was $17 million compared with $12 million in the prior year period as the higher pricing more than offset higher raw material costs, primarily for vinyl acetate monomer, and the lower volumes. Additionally, Industrial Specialties benefited from the positive impact of rebuilding inventory during the quarter following a constrained supply in 2007. Operating EBITDA was $36 million compared with $26 million in the first quarter of 2007.

Acetyl Intermediates
Acetyl Intermediates experienced significant sales and earnings growth from its strategic expansions in Asia and a continued strong business environment for its products. Net sales were $1,096 million, a 31 percent increase from the same period a year ago, driven by volume growth from its Nanjing acetic acid unit, which began production in mid-2007, and higher pricing on continued strong demand for acetyl products across North America, Europe and Asia. Operating profit increased to $177 million from $132 million and operating EBITDA increased to $246 million from $174 million in the same period last year as volume and pricing more than offset higher raw material and energy costs in the period. Increased dividends from the company’s Ibn Sina methanol and MTBE cost affiliate also drove the improved operating EBITDA.
Taxes
The tax rate for adjusted earnings per share was 26 percent in the first quarter of 2008 compared with 28 percent in the first quarter of 2007. The U.S. GAAP effective tax rate for continuing operations for the first quarter of 2008 was 33 percent compared with 29 percent in the first quarter of 2007. The higher effective tax rate is primarily due to accounting accruals and the U.S. tax effect on increased foreign earnings and dividends, which were partially offset by increased earnings in lower tax jurisdictions. The tax rate for adjusted earnings per share is based upon the company’s previous guidance which did not include these items. Cash taxes for the first quarter of 2008 were $30 million, approximately $41 million lower than the prior year period, primarily due to the timing of tax benefits associated with the company’s recapitalization transaction in 2007.
Equity and Cost Investments
Earnings from equity investments and dividends from cost investments, which are reflected in the company’s adjusted earnings and operating EBITDA, totaled $38 million in the first quarter, a $5 million increase from the prior year period, as higher dividends from the company’s Ibn Sina cost affiliate offset lower earnings from the Advanced Engineered Materials equity affiliates. Equity and cost investment dividends, which are included in cash flows, were $71 million compared with $45 million in the prior year period.
Cash Flow
During the first quarter of 2008, the company generated $166 million in cash from operating activities versus $12 million in the prior year period, driven by strong business performance, lower cash taxes and lower cash used in discontinued operations. During the quarter, the company repurchased $60 million of its outstanding common shares and has an additional $340 million in authorized purchases remaining. Net debt at the end of the first quarter was $2,841 million, an increase of $110 million from the end of the fourth quarter of 2007, primarily driven by the use of cash for share repurchases and the foreign currency translation impact on non-U.S. dollar-denominated debt. Cash and cash equivalents at the end of the first quarter were $763 million versus $825 million at the end of the fourth quarter of 2007.
Outlook
Based on continued execution of its growth strategy across all of its businesses, a stronger pricing environment for acetyls and continued global demand growth, the company increased its full year outlook for adjusted earnings per share to between $3.60 and $3.85 from its previous guidance range of between $3.40 and $3.70. On a comparable basis, 2007 results were $3.29 per share. The guidance is based on an adjusted tax rate of 26 percent and an estimated year-end weighted average of 167 million diluted shares outstanding. The company also increased its operating EBITDA guidance range to between $1,355 million and $1,415 million from its previous range of between $1,290 million and $1,360 million.
“We continue to see challenges in North America, an overall slower European economy and continued high and volatile raw material and energy costs; however, our global integrated business model continues to deliver strong earnings growth,” Weidman said. “With our well-defined growth strategy, strong cash generation, and attractive industry fundamentals, Celanese is positioned to deliver higher, sustainable earnings and create significant value for our shareholders in 2008 and beyond.”

Contacts:
Investor Relations	Media — U.S.	Media — Europe

Mark Oberle	Jeremy Neuhart	Jens Kurth
Phone: +1 972 443 4464	Phone: +1 972 443 3750	Phone: +49 69 305 7137
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519	Telefax: +49 69 305 36787
Mark.Oberle@celanese.com	Jeremy.Neuhart@celanese.com	J.Kurth@celanese.com

As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.4 billion in 2007, with approximately 70% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,400 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects five performance measures, operating EBITDA, affiliate EBITDA, adjusted earnings per share, net debt and adjusted free cash flow, as non-U.S. GAAP measures. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA is operating profit; for affiliate EBITDA is equity in net earnings of affiliates; for adjusted earnings per share is earnings per common share-diluted; for net debt is total debt; and for adjusted free cash flow is cash flow from operations.
Use of Non-U.S. GAAP Financial Information
•	Operating EBITDA, a measure used by management to measure performance, is defined as operating profit from continuing operations, plus equity in net earnings from affiliates, other income and depreciation and amortization, and further adjusted for other charges and adjustments. We provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a GAAP financial measure because a forecast of Other Charges and Adjustments is not practical. Our management believes operating EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results. Operating EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to operating profit as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of operating EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, operating EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements nor does it represent the amount used in our debt covenants.

•	Affiliate EBITDA, a measure used by management to measure performance of its equity investments, is defined as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. Affiliate EBITDA, including Celanese Proportional Share of affiliate information on Table 8, is not a recognized term under U.S. GAAP and is not meant to be an alternative to operating cash flow of the equity investments. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider affiliate EBITDA when determining the equity investments’ overall value in the company.

•	Adjusted earnings per share is a measure used by management to measure performance. It is defined as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a GAAP financial measure without unreasonable effort because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

•	The tax rate used for adjusted earnings per share is the tax rate based on our original guidance communicated at the company’s investor day in December 2007. We adjust this tax rate during the year only if there is a substantial change in our underlying operations; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate may differ significantly from the tax rate used for U.S. GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual U.S. GAAP tax rate in any future period.

•	Net debt is defined as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s capital structure. Our management and credit analysts use net debt to evaluate the company’s capital structure and assess credit quality. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

•	Adjusted free cash flow is defined as cash flow from operations less capital expenditures, other productive asset purchases, operating cash from discontinued operations and certain other charges. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s cash flow. Our management and credit analysts use adjusted free cash flow to evaluate the company’s liquidity and assess credit quality. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.
Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Preliminary Consolidated Statements of Operations — Unaudited

	Three Months Ended
	March 31,
(in $ millions, except per share data)	2008	2007

Net sales	1,846	1,555
Cost of sales	(1,428)	(1,196)

Gross profit	418	359

Selling, general and administrative expenses	(136)	(116)
Amortization of Intangibles [1]	(19)	(18)
Research and development expenses	(23)	(17)
Other (charges) gains, net	(16)	(1)
Foreign exchange gain, net	7	—
Gain (loss) on disposition of assets, net	3	(1)

Operating profit	234	206

Equity in net earnings of affiliates	10	18
Interest expense	(67)	(72)
Interest income	9	14
Dividend income — cost investments	28	15
Other income (expense), net	4	(10)

Earnings from continuing operations before tax and minority interests	218	171

Income tax provision	(73)	(49)

Earnings from continuing operations before minority interests	145	122

Minority interests	—	—

Earnings from continuing operations	145	122

Earnings from discontinued operations:
Earnings from operation of discontinued operations	—	43
Gain on disposal of discontinued operations	—	31
Income tax benefit	—	5

Earnings from discontinued operations	—	79

Net earnings	145	201

Cumulative preferred stock dividends	(3)	(2)

Net earnings available to common shareholders	142	199

Earnings per common share — basic:
Continuing operations	$0.93	$0.75
Discontinued operations	—	0.50

Net earnings available to common shareholders	$0.93	$1.25

Earnings per common share — diluted:
Continuing operations	$0.87	$0.70
Discontinued operations	—	0.45

Net earnings available to common shareholders	$0.87	$1.15

Weighted average shares — basic	152.0	159.3
Weighted average shares — diluted	167.3	174.4

[1]	Customer related intangibles

Preliminary Consolidated Balance Sheets — Unaudited

	March 31,	December 31,
(in $ millions)	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	763	825
Receivables:
Trade — third party and affiliates, net	1,079	1,009
Other	444	437
Inventories	709	636
Deferred income taxes	69	70
Other assets	66	86

Total current assets	3,130	3,063

Investments	818	814
Property, plant and equipment, net	2,477	2,362
Deferred income taxes	12	10
Other assets	531	518
Goodwill	890	866
Intangible assets, net	457	425

Total assets	8,315	8,058

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current installments of long-term debt — third party and affiliates	253	272
Trade payables — third parties and affiliates	822	818
Other liabilities	931	888
Deferred income taxes	30	30
Income taxes payable	48	23

Total current liabilities	2,084	2,031

Long-term debt	3,351	3,284
Deferred income taxes	286	265
Income taxes payable	239	220
Benefit obligations	686	696
Other liabilities	544	495
Minority interests	6	5
Shareholders’ equity:
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(463)	(403)
Additional paid-in capital	483	469
Retained earnings	935	799
Accumulated other comprehensive income (loss), net	164	197

Total shareholders’ equity	1,119	1,062

Total liabilities and shareholders’ equity	8,315	8,058

Table 1
Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA — a Non-U.S. GAAP Measure

	Three Months Ended
	March 31,
(in $ millions)	2008	2007

Net Sales
Advanced Engineered Materials	294	262
Consumer Specialties	282	269
Industrial Specialties	365	346
Acetyl Intermediates	1,096	839
Other Activities [1]	—	1
Intersegment eliminations	(191)	(162)

Total	1,846	1,555

Operating Profit (Loss)
Advanced Engineered Materials	30	36
Consumer Specialties	50	48
Industrial Specialties	17	12
Acetyl Intermediates	177	132
Other Activities [1]	(40)	(22)

Total	234	206

Equity Earnings and Other Income/(Expense)[2]
Advanced Engineered Materials	9	14
Consumer Specialties	—	—
Industrial Specialties	—	—
Acetyl Intermediates	29	5
Other Activities [1]	4	4

Total	42	23

Other Charges and Other Adjustments [3]
Advanced Engineered Materials	1	—
Consumer Specialties	1	1
Industrial Specialties	5	—
Acetyl Intermediates	8	13
Other Activities [1]	7	4

Total	22	18

Depreciation and Amortization Expense
Advanced Engineered Materials	20	17
Consumer Specialties	14	11
Industrial Specialties	14	14
Acetyl Intermediates	32	24
Other Activities [1]	3	2

Total	83	68

Operating EBITDA
Advanced Engineered Materials	60	67
Consumer Specialties	65	60
Industrial Specialties	36	26
Acetyl Intermediates	246	174
Other Activities [1]	(26)	(12)

Total	381	315

[1]	Other Activities primarily includes corporate selling, general and administrative expenses and the results from captive insurance companies.

[2]	Includes equity earnings from affiliates, dividends from cost investments and other income/(expense).

[3]	Excludes adjustments to minority interest, net interest, taxes, depreciation, amortization and discontinued operations (See Table 7).

Table 2
Factors Affecting First Quarter 2008 Segment Net Sales Compared to First Quarter 2007

(in percent)	Volume	Price	Currency	Other[1]	Total

Advanced Engineered Materials	6%	-2%	8%	0%	12%
Consumer Specialties	-10%	5%	3%	7%	5%
Industrial Specialties	-11%	10%	7%	-1%	5%
Acetyl Intermediates	8%	17%	6%	0%	31%
Total Company	1%	12%	7%	-1%	19%

[1]	Primarily represents net sales from APL (Acetate), divestiture of AT Plastics Films business and captive insurance companies (Total Company).
Table 3
Cash Flow Information

	Three Months Ended
	March 31,
(in $ millions)	2008	2007

Net cash provided by operating activities	166	12
Net cash provided by (used in) investing activities	(138)	325
Net cash used in financing activities	(112)	(17)
Exchange rate effects on cash	22	4
Cash and cash equivalents at beginning of period	825	791

Cash and cash equivalents at end of period	763	1,115

Table 4
Cash Dividends Received

	Three Months Ended
	March 31,
(in $ millions)	2008	2007

Dividends from equity investments	43	30
Dividends from cost investments	28	15

Total	71	45

Table 5
Net Debt — Reconciliation of a Non-U.S. GAAP Measure

	March 31,	December 31,
(in $ millions)	2008	2007

Short-term borrowings and current installments of long-term debt — third party and affiliates	253	272
Long-term debt	3,351	3,284

Total debt	3,604	3,556
Less: Cash and cash equivalents	763	825

Net Debt	2,841	2,731

Table 6
Adjusted Earnings Per Share — Reconciliation of a Non-U.S. GAAP Measure

	Three Months Ended
	March 31,
(in $ millions, except per share data)	2008	2007

Earnings from continuing operations before tax and minority interests	218	171
Non-GAAP Adjustments:
Other charges and other adjustments[1]	22	18
Refinancing costs	—	(2)

Adjusted earnings from continuing operations before tax and minority interests	240	187
Income tax provision on adjusted earnings[2]	(62)	(52)
Minority interests	—	—

Adjusted earnings from continuing operations	178	135
Preferred dividends	(3)	(2)

Adjusted net earnings available to common shareholders	175	133
Add back: Preferred dividends	3	2

Adjusted net earnings for adjusted EPS	178	135

Diluted shares (millions)

Weighted average shares outstanding	152.0	159.3
Assumed conversion of Preferred Shares	12.0	12.0
Assumed conversion of Restricted Stock	0.5	—
Assumed conversion of stock options	2.8	3.1

Total diluted shares	167.3	174.4

Adjusted EPS	$1.06	$0.77

[1]	See Table 7 for details

[2]	The adjusted tax rate for the three months ended March 31, 2008 is 26% based on the forecasted adjusted tax rate for 2008.

Table 7
Reconciliation of Other Charges and Other Adjustments
Other Charges:

	Three Months Ended
	March 31,
(in $ millions)	2008	2007

Employee termination benefits	7	—
Plant/office closures	7	—
Ticona Kelsterbach plant relocation	2	—
Other	—	1

Total	16	1

Other Adjustments: 1

	Three Months Ended		Income
	March 31,		Statement
(in $ millions)	2008	2007	Classification

Ethylene pipeline exit costs	—	10	Other income/expense, net
Business optimization	9	2	SG&A
Ticona Kelsterbach plant relocation	(2)	—	Cost of Sales
Other	(1)	5	Various

Total	6	17

Total other charges and other adjustments	22	18

[1]	These items are included in net earnings but not included in other charges.

Table 8
Equity Affiliate Preliminary Results — Total — Unaudited

	Three Months Ended
(in $ millions)	March 31,
	2008	2007

Net Sales
Ticona Affiliates[1]	355	307
Infraserv[2]	548	342

Total	903	649

Operating Profit
Ticona Affiliates	33	44
Infraserv	19	17

Total	52	61

Depreciation and Amortization
Ticona Affiliates	22	14
Infraserv	27	19

Total	49	33

Affiliate EBITDA[3]
Ticona Affiliates	55	58
Infraserv	46	36

Total	101	94

Net Income
Ticona Affiliates	19	30
Infraserv	38	13

Total	57	43

Net Debt
Ticona Affiliates	185	160
Infraserv	325	(14)

Total	510	146

Equity Affiliate Preliminary Results — Celanese Proportional Share — Unaudited4

	Three Months Ended
(in $ millions)	March 31,
	2008	2007
Net Sales
Ticona Affiliates	163	142
Infraserv	176	120

Total	339	262

Operating Profit
Ticona Affiliates	15	21
Infraserv	6	5

Total	21	26

Depreciation and Amortization
Ticona Affiliates	10	6
Infraserv	9	7

Total	19	13

Affiliate EBITDA[3]
Ticona Affiliates	25	27
Infraserv	15	12

Total	40	39

Equity in net earnings of affiliates (as reported on the Income Statement)
Ticona Affiliates	9	14
Infraserv	1	4

Total	10	18

Affiliate EBITDA in excess of Equity in net earnings of affiliates[5]
Ticona Affiliates	16	13
Infraserv	14	8

Total	30	21

Net Debt
Ticona Affiliates	85	73
Infraserv	102	(5)

Total	187	68

[1]	Ticona Affiliates includes PolyPlastics (45% ownership), Korean Engineering Plastics (50%) and Fortron Industries(50%)

[2]	Infraserv includes Infraserv Entities valued as equity investments (Infraserv Höchst Group — 31% ownership, Infraserv Gendorf — 39% and Infraserv Knapsack 27%)

[3]	Affiliate EBITDA is the sum of Operating Profit and Depreciation and Amortization, a non-U.S. GAAP measure

[4]	Calculated as the product of figures from the above table times Celanese ownership percentage

[5]	Product of Celanese proportion of Affiliate EBITDA less Equity in net earnings of affiliates; not included in Celanese operating EBITDA